Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release

Axalta Provides Update in Response to Coronavirus Impact

•	Withdraws 2020 Financial Guidance in Light of Uncertain Demand Environment

•	Maintains Strong Balance Sheet and Liquidity Profile

PHILADELPHIA, PA, March 24, 2020 - Axalta Coating Systems Ltd. (NYSE: AXTA) (“Axalta” or the “Company”) today provided an update regarding the impact of the coronavirus (COVID-19) pandemic on its business and actions the Company is taking to protect its communities, employees, customers, and shareholders.
Robert W. Bryant, Axalta’s President and CEO, commented, “First and foremost, we are focused on protecting public health and the health and safety of our employees and customers, consistent with guidance issued by relevant authorities. Where possible, our employees are working remotely, and we have instituted global travel restrictions for all employees. We are taking steps to promote social distancing and have instituted robust on-site hygiene practices and restrictions on visits to our facilities. We are continuing to monitor the situation closely and will take further action as appropriate.”
Additionally, given inherent uncertainty in the outlook for customer demand, Axalta is withdrawing previous financial guidance for 2020, which did not reflect the impact of the coronavirus. Management expects to provide updated guidance when it has more visibility into demand.
Management has taken swift action to both plan and address the near-term impact on the decline in demand in certain areas of Axalta’s business. The focus is on dynamically adjusting the Company’s cost structure as needed and has already included initial actions related to reducing discretionary spend across the organization.
Bryant added, “The fundamentals of our business remain strong. From a manufacturing standpoint, we continue to operate and meet customer demand around the world. We are also activating contingency plans designed to ensure our ability to continue to serve our customers in the event of possible operational limitations and also exploring ways to ‘flex’ as demand from customers changes. While near-term demand is uncertain and has caused us to withdraw our financial guidance for 2020, we are confident that we can continue serving our customers in a manner that is safe, compliant, and meets customer needs globally.”
Bryant concluded, “The coatings industry in general has a very high variable cost structure, and Axalta is no exception—our costs are approximately 64% variable at the cost of goods sold level. Through a combination of variable and directed fixed cost structure actions, coupled with a strong balance sheet, we believe we are well positioned to weather near-term reductions in customer demand and come out of this crisis an even stronger company.”
Supply Chain Impact
Axalta is actively monitoring and managing supply chain challenges, including logistics, but thus far, there have been no significant disruptions. Axalta’s supply chain team is coordinating with the Company’s suppliers to identify and mitigate potential areas of risk and manage inventories.
Financial Profile
Axalta continues to maintain a strong balance sheet. As of year end 2019, Axalta had $1.02 billion in cash and cash equivalents and $3.8 billion in total debt, giving effect to net debt of $2.8 billion. This translated to total net leverage of 3.0x (net debt to 2019 full year Adjusted EBITDA). In January 2020, the Company voluntarily prepaid $300 million of its Term Loan B debt using excess cash on the balance sheet. Axalta maintains an undrawn $400 million revolver and the nearest debt maturities on both our Term Loans and Unsecured Notes are 2024. There are no affirmative financial covenants on the Company’s current outstanding debt. Any draw greater than 30% of the Company’s revolving credit commitments would be subject to a first lien net leverage covenant of 5.5:1.0 on secured debt.

Axalta’s first lien net leverage ratio at December 31, 2019 was 1.47x. Given this balance sheet profile and liquidity, Axalta believes it is well positioned to operate in a challenging near-term demand environment.
Regarding cash flow, Axalta is assessing potential means to maximize free cash flow, including modifying previous plans for capital spending as well as reducing working capital intensity across the business. Axalta believes these actions can help to significantly offset operating profit reductions in the near term.
About Axalta Coating Systems
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the 14,000 people of Axalta continue to find ways to better serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us on Twitter @axalta and on LinkedIn.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta, including those relating to Axalta’s supply chain, indebtedness, liquidity, cash flow, cost savings opportunities, customer demand, 2020 guidance and the effects of coronavirus (COVID-19) on Axalta’s business. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, our ability to maximize cash flow and generate cost savings and the effects of coronavirus on the geographies in which we operate and the end-markets that we serve. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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